Exhibit 5.1

May 15, 2018

Albertsons Companies, Inc.

250 Park Center Blvd.

Boise, ID 83706

Ladies and Gentlemen:

We have acted as counsel to Albertsons Companies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (Registration No. 333-224169), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 120,713,196 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued pursuant to the Agreement and Plan of Merger, dated as of February 18, 2018, by and among the Company, Rite Aid Corporation (“Rite Aid”), a Delaware corporation, Ranch Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Ranch Acquisition II LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (the “Merger Agreement”).

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the form of Amended & Restated Certificate of Incorporation of the Company and the form of Amended & Restated Bylaws of the Company, both of which will become effective prior to the issuance and delivery in exchange for the issued and outstanding shares of common stock of Rite Aid, par value $1.00 per share, in accordance with the terms of Merger Agreement and in the manner contemplated by the Registration Statement and both of which have been filed with the Commission as exhibits to the Registration Statement; (d) the Merger Agreement; and (e) such other agreements, certificates and documents of public officials, officers and other representatives of the Company as we have deemed necessary as a basis for our opinions set forth below.

In our examination, we have assumed (a) the legal capacity of all natural persons executing the Registration Statement, and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (f) the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Albertsons Companies, Inc.

May 15, 2018

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, upon issuance and delivery in exchange for the issued and outstanding shares of common stock of Rite Aid, par value $1.00 per share, in accordance with the terms of Merger Agreement and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the proxy statement/prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP